Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of Fortress Transportation and Infrastructure Investors Ltd. of our report dated October 29, 2013 relating to the financial statements of Intermodal Finance I Ltd., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 3, 2014